Exhibit 99.1
For Immediate Release:

Contact:	Francine Glandt
Vice President of Capital Markets
Developers Diversified Realty
Main: (216) 755-5500
E-mail: fglandt@ddr.com
DEVELOPERS DIVERSIFIED PROVIDES YEAR-END UPDATES ON RECENT MARKET TRANSACTIONS
Cleveland, OH, December 30, 2008 — Developers Diversified Realty (NYSE: DDR), the leading owner, manager and developer of market-dominant shopping centers in the United States, announced year-end updates on recent market transactions.
Asset sales: In December, the Company closed five asset sales for total aggregate net proceeds before closing costs to the Company of approximately $36 million. For the calendar year 2008, the Company generated approximately $136 million of aggregate net proceeds before closing costs from asset sales. In addition, the Company has approximately $28 million of assets under contract for sale which are expected to close in the first quarter of 2009 and approximately $111 million of additional asset sales subject to letters of intent.
Financings: Recently, the Company announced bank approval for a new 8.5% fixed-rate, twelve-year financing of R$112 million on its joint venture development in Manaus, Brazil. The financing has since closed and the first drawdown of approximately R$90 million was received by the venture. In addition, this week the Company refinanced a development loan for a consolidated joint venture. The original $19 million loan was upsized to approximately $30 million and matures in January 2010. In 2008, the Company raised a total of approximately $1.2 billion in the aggregate of new mortgage financing for both its wholly owned and joint venture portfolios.
Equity Issuance: The Company sold approximately 8.6 million of its common shares in December generating net proceeds of approximately $43 million in the aggregate through its continuous equity program. All proceeds have been used to pay down debt.
Purchase of Senior Notes: In the fourth quarter of 2008, the Company has purchased approximately $71 million face value of its outstanding senior notes at a discount to par. The majority of these purchases were of the Company’s senior notes due January 30, 2009. The current remaining outstanding principal balance of the Company’s January 30, 2009 senior notes is approximately $227 million.
Based on current operations and these transactions and financings, the Company continues to expect to remain in compliance with all loan covenants and have adequate liquidity to meet all near-term liabilities. Also, the Company continues to actively pursue additional asset sales and additional financing alternatives with numerous potential sources. David Oakes, Developers Diversified’s Senior Executive Vice President of Finance and Chief Investment Officer, commented, “We are pleased to have completed these liquidity enhancing transactions despite the challenges of the current environment. As we enter into 2009, we remain extremely focused on executing transactions that will further reduce our leverage and improve our liquidity.”
Developers Diversified owns and manages approximately 720 retail operating and development properties in 45 states, plus Puerto Rico and Brazil, totaling approximately 159 million square feet. The Company is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops and leases shopping centers. Additional information about Developers Diversified is available on the Internet at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss or significant downsizing of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms including those under contract and those subject to a letter of intent; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.